EXHIBIT 99.2


Riley Timmer:

Good Morning, and thank you for joining us this morning.

Today's conference call is also available live via webcast and can be accessed directly from our web site at www.usanahealthsciences.com. Shortly after the call a replay will be available for approximately 90 days.

The purpose of today's conference call is to discuss financial results for the third quarter of 2003. Before we begin, as a reminder, during the course of this conference call, management will make forward-looking statements regarding future events or the future financial performance of the company. Those statements involve risks and uncertainties that could cause actual results to differ, perhaps materially from the results projected in such forward-looking statements. We caution you that these statements should be considered in conjunction with the disclosures, including specific risk factors and financial data contained in the company's most recent filings with the SEC, including its most recent annual report on form 10K. I will now turn the call over to Gilbert
A. Fuller, Chief Financial Officer of USANA.

Gil Fuller:

Good morning everyone and thank you for joining us to review USANA's third quarter results. I am without our President this morning; Dave Wentz is in South Korea participating in that market's grand opening events. We are excited about our progress and potential there.

Yesterday USANA reported:
Record sales for the fifth consecutive quarter Record Net earnings for the 4th consecutive quarter, and Record earnings per share for the fourth consecutive quarter.

In order to make this meaningful, I'll break down the results line by line.

Net sales for the third quarter of 2003, were 52.5 million dollars, an increase of 50.9 percent, compared to the 34.8 million dollars reported in the third quarter of 2002. Sales were also up 11.3 percent on a consecutive basis, over the second quarter of 2003. The year-over-year growth in net sales is due to the increasing number of active customers, sales in Taiwan, which did not open until the fourth quarter of 2002, the recent opening of the South Korean market, and added sales from Wasatch Product Development, which was acquired early in the third quarter of 2003.

Sales in the third quarter were also impacted by stronger foreign currencies relative to the US dollar, which positively impacted sales this quarter by approximately 2.7 million dollars, compared to the third quarter of 2002. Excluding the positive impact from a weaker dollar, year-over-year sales growth would have been about 43 percent.

Cost of sales this quarter decreased as a percentage of net sales to 21.6 percent, compared to 24.2 percent in the third quarter of 2002. Our gross margins improved during the quarter due to a change in sales mix of products with higher gross profit margins, strong foreign currencies and improved economies of scale associated with an increasing sales base. We expect to see cost of sales, as a percentage of net sales, remain about consistent in the fourth quarter of 2003.
Associate incentive expense for the third quarter was 38.7 percent of net sales. This is an increase of 10 basis points compared to the third quarter of 2002. Prior guidance suggested Associate incentives for this quarter would be modestly higher than last quarter's 39.6 percent of net sales. Lower Associate incentives relative to past guidance can be attributed to:
Third party revenue from Wasatch Product Development on which no commissions are paid, and An increased amount of revenue coming from the sale of non-commissionable products such as sales aids and logo merchandise at our annual convention.

Excluding the revenue from Wasatch, Associate incentives would have been 39.2 percent for the third quarter. During the fourth quarter we will be running two separate promotions to motivate our Associates; we believe that these promotions will increase Associate incentive expense to approximately 40% of net sales for the upcoming quarter. More importantly, we believe these promotions and specials will help in furthering top-line growth. USANA remains committed to providing our Associates with what we believe to be the most fair and equitable compensation plan available in the industry.

Selling, General and Administrative spending decreased, relative to net sales, to 22.7 percent during the third quarter of 2003 compared to 26.2 percent in the prior year quarter. The year-over-year improvement can be attributed to operating leverage gained on increasing sales and the leverage gained off the physical and information technology infrastructure investments made over the last couple of years. On a consecutive quarter basis SG & A was up 30 basis points. This increase was due to the spending associated with the July opening of the South Korean Market as well as the pre market launch and implementation costs associated with the planned fourth quarter opening of Singapore and the first quarter opening of Mexico. We expect to see improvements to SG&A spending, as a percentage of sales, in the fourth quarter as we continue to leverage our growing sales base.

As a result of these line items, we saw operating income for the third quarter of 2003 increase to 16.2 percent of sales as compared with 10.3 percent achieved during the third quarter of 2002.

Let's now look at the bottom line for a moment. EPS for the third quarter was 57 cents per share, compared to 22 cents in the third quarter of 2002. As was mentioned in the press release, four cents of EPS can be attributed to a re-estimate of the company's effective tax rate for fiscal year 2003, bringing the tax rate to 32.9 percent for the quarter. EPS was also positively impacted by two cents due to foreign currency benefits. Without the adjustment to the tax rate and foreign currency benefits, earnings per share would have been 51 cents, which is an increase of nearly 132 percent compared to the third quarter of 2002. Although we expect the tax rate for the fourth quarter of 2003 to be about 35 percent, tax strategies currently being implemented may lower the effective tax rate for fiscal 2003.

Our balance sheet remains very solid. Our strong cash flow has allowed us to finance our international expansion with cash, keeping our balance sheet free from any bank debt.

I'll now comment on some recent operating activities.

In September we held our annual international convention in Salt Lake City. This was the largest Associate attended event ever held by USANA, with over six thousand Associates in attendance. We were pleased with the excitement and enthusiasm that was present at this year's convention.

South Korea opened its doors the second week in July and we are seeing a brisk business. We are pleased with the 2.1 million dollars of sales achieved in its first quarter of operations and are confident that this market will grow to be a significant market for USANA. As I mentioned at the beginning of the call, we will be holding a grand opening event this month in Seoul where we anticipate there will be a strong Associate turn-out.

We just finished another very strong quarter in Australia and New Zealand. This quarter we achieved year-over-year growth in those markets of nearly 67 percent. In January of this year we increased the amount of commissions paid to Associates in Australia and New Zealand with no associated price increase. We believe this has been one of the key reasons we have seen such tremendous growth in those markets.

Hong Kong continues to perform well for us. We have built a solid Associate base in that market and are pleased with the strong sales. Taiwan continues to progress nicely. This quarter saw an increase in sales of 6.7 percent compared to the second quarter of this year.

Japan continues to make modest progress. We are well aware of the great potential for network marketing in Japan and are confident there is a place for USANA to be a key contributor in that market.

Yesterday in our press release we announced that the board of directors has approved a two-for-one split of our common stock. We believe this will provide an opportunity for more retail and institutional investors to get involved with USANA's growth. By splitting the stock we hope to enhance liquidity. Principally, we intend for the split to serve as a signal of our confidence in the continued growth of our business.

I will now review our forward-looking guidance for the fourth quarter of 2003 and provide initial guidance for the 2004 fiscal year.

Based on the third quarter operating results, we now believe that for the 14 week fourth quarter of 2003, net sales will be approximately 57 million dollars and earnings per share, on a pre split adjusted basis, will be in the range of 57 to 59 cents, depending upon the level of spending associated with the opening of the Singapore and Mexico markets. For fiscal year 2004 we expect net sales will be in the range of 240 to 250 million dollars and earnings per share, on a pre split adjusted basis, will range between two dollars and forty-five cents and two dollars and fifty-five cents for the year.
Currently, we are planning that Mexico will be the only new market we will open in 2004. Our focus for 2004 will be on growing our existing markets.